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ImageWare Systems, Inc.

Year End 2018 Results Conference Call

April 1, 2019

C O R P O R A T E    P A R T I C I P A N T S

Jim Miller, Chairman and Chief Executive Officer

Wayne Wetherell, Senior Vice President of Administration and Chief Financial Officer

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Paul Penney , Northland Capital Market

Harvey Kohn, HRK Strategic Advisory

Eliot Knight, Knight Advisors

Jeffrey Link, Invemed Associates

Brad Watson, Watson Company

John Gruberg, Gruber McBain Capital Management, LLC

Stan Caplan, Private Investor

P R E S E N T A T I O N

Operator:

Good afternoon, everyone, and thank you for participating in ImageWare Systems, Inc., Year End Financial Results and Corporate Update Call to highlight the Company's progress since its last Quarterly Update on November 14, 2018. Joining us today are ImageWare System's Chairman and CEO, Mr. Jim Miller; and the Company's CFO, Mr. Wayne Wetherell. Following their remarks, we'll open the call for your questions.

Any statements made on this call that are not historical fact are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to ImageWare Systems, Inc., are intended to identify such forward-looking statements. ImageWare may, from time to time, update publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of risks and uncertainties, please see "Risk Factors" in ImageWare's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its quarterly report on Form 10-Q for the quarter ended September 30, 2018, and other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

I would like to remind everyone that this call will be made available for replay through April 4, 2019 starting at 7:30 PM Eastern Time tonight. A webcast replay will also be available for 90 days on the Company's website at www.iwsinc.com. Any redistribution, retransmission, or rebroadcast of this call in anyway without the expressed written consent of ImageWare Systems, Inc., is strictly prohibited. Now, I'd like to turn the call over to Mr. Wayne Wetherell, CFO of ImageWare Systems. Please go ahead, sir.

Wayne Wetherell:

Thank you, Operator, and welcome to those of you joining our call today. Our financial results are available in the recently published news release and on Form 10-K. For context on today's call, I will provide a brief summary of those results.

Revenue for the year ended December 31, 2018 totaled $4.4 million compared to $4.3 million for 2017. Revenue for the fourth quarter 2018 totaled $1.1 million compared to $1.2 million for the same quarter 2017. The revenue for both years primarily reflects our legacy business. Gross profits for the year ended December 31, 2018, was $3.5 million as compared with $3.3 million in 2017. Gross margins increased to 80% in 2018 compared to 77% in 2017. Gross profit for the quarter was $906,000 as compared to $975,000 in the same quarter of 2017. Gross margins for the quarter increased to 85% compared to 80% in 2017.

The 2018 net loss from continued operations was $12.5 million, this compared to 10.2 million for 2017. The fourth quarter net loss from continuing operations was $3.1 million compared to $2.4 million for the same quarter of 2017. We ended the year with $5.7 million cash.

This concludes my financial summary and I'll now turn the call over to Jim for the progress update of our business strategy.

Jim Miller:

Thanks, Wayne, good afternoon to all. I am very pleased to have the opportunity to speak with you all today. Most of you on this call have been on our calls before and you're already familiar with our technology overview and with what our patented multi-modal biometric technology does, how it's different from, and superior to, other competing technologies, and why it's needed. For anyone who would like to drill down into that information one-on-one, our Investor Relations team is available to speak with you. Or, you can visit our updated website at iwsinc.com which I think you'll find extremely informative.

Speaking of biometric technology, you may have seen last week's Wall Street Journal story about the growing use of biometrics in the workplace and workers concerns about the security of the data when companies gather employee fingerprints and retina scans. Continued data breaches like the very recent problem at FEMA have begun to frustrate the mass market.

This type of news only strengthens the ImageWare value proposition. We are the only company that offers true anonymous biometric security. We do this by employing a technique we developed and patented to separate biometric matching from personal information so that in the remote event of any security issue, an intruder would only have access to useless biometric templates without knowing who they belong to. With our portfolio patents, 22 issued and 25 pending, for cloud-based anonymous storage, transmission, and matching of multi-modal biometrics, only ImageWare can provide the ultimate level of authentication, assurance, and security.

 I'd like to take a minute from the formal presentation to point out what is fundamentally different about the ImageWare of today as compared with the ImageWare of the past few years. We've always known, as I believe that our long-time investors knew, that ImageWare was ahead of its time with a very powerful best of breed, scalable, and patented biometric technology. The important question for all of us was, could this technology become a successful business As you may have seen in the two recent 8-K filing announcements, that question no longer exists.

The business from our partnership with Contactable with the mobile communications carrier puts ImageWare on a path to profitability, and there are a handful of new transactions in the pipeline that we expect to announce in the second quarter. As to the question of why this is happening now when, for years, we struggled to close deals, well, our answer is that we aren't doing things very much differently and we haven't come up with a magic formula. What has happened is that the market, the biometric authentication market, has begun to catch up with us. Identity is the new security perimeter.

Throughout the world, companies and governments have spent billions of dollars to install firewalls, threat detection systems, and other products that protect the perimeters of their networks. But having spent those collective billions, we're still left with the fact that’s reported by Verizon. Eighty percent of all security breaches are the result of compromised passwords and pins. They don't work, and on top of it all, those passwords and pins are not easy to use or remember and we change them with incredible frequency.

With the introduction of the IDWS Digital Identity platform, we now have all the products integrated together which allows a customer to create a digital identity fully vetted against a government issued document, use it thereafter for reliable biometric authentication, and manage that identity through its life-cycle, all from one vendor, ImageWare. The need for this digital identity platform is finally being understood and addressed and our value proposition and message are finally resonating in the market. That makes for a huge difference and it's here now.

Now, I'll focus on what we and our partners are doing in terms of our sales efforts. On February 8, we filed an 8-K which disclosed that we had entered into a definitive agreement with a global financial services provider to provide multi-modal biometric authentication solutions for a healthcare application. Under the agreement, our GoVerifyID mobile biometric solution will be part of the system used to help ensure compliance with mandates under the 21st Century Cures Act which requires states to implement electronic visit verification, or EVV, for patients which will create a digital record of the care provider and authenticate the care provider and the patient. Our new customer is set to begin its use of the system in May.

EVV is mandated by Federal Law for personal care services provided under Medicare. It will be expanded over the next several years as mandatory for homecare services provided under Medicare. Using both biometrics and GPS on a laptop or mobile device, our product creates a digital record of the caregiver, the patient, the address visited, and it allows access to electronic medical records which can be protected under HIPPA by biometric authentication.

Last quarter, we told you we entered into a license agreement with Contactable, a partner of ours whose products allows for the creation of a person's digital identity, starting with vetting that identity against a validly issued government identity document such as a driver's license or a passport. Earlier this year, Contactable entered into a five-year agreement with ImageWare to resell our biometric product which had been fully integrated as part of their offering. On March 18, our 8-K filing disclosed that, through Contactable, ImageWare has been ordered a contract to provide the biometric authentication as part of the services provided to a major multi-national mobile telecommunications company.

The initial phase of the agreement is for a region which has approximately 30 million mobile customers with additional phases anticipated. Contactable will provide the IWS multi-modal biometric engine for the biometric authentication. While I'm precluded from discussing price points for the moment, the size of the contract will yield material results for IWS as we move through the various phases of implementation. The mobile carrier will use biometrics for such things as mobile payment authentication, fraud detection and prevention, et cetera.

The carrier will have a mandatory phase-in period for all existing customers, and, of course, biometrics will become the new standard operating procedure for all new customers. Our partner will start their deployment in the second quarter and we will follow on in the second half of this year. This particular carrier has several hundred million subscribers world-wide, so this opportunity's expected to be a game-changer for our Company. As important, it delivers the key ingredient to us that we've been lacking.

While we have world-class references in our government space, such as the Canadian Transportation Securities Administration, U.S. Veterans Administration, and the State of Arizona, we've lacked those large references in our private sector business, and now we'll have them. As we've stated in the past, mobile carriers are a perfect user of our products, and we look forward to concluding deals with other mobile carriers this year.

On catching you up on previously discussed deals and projects, our partners at CDW closed eight deals for our GoVerifyID enterprise product in 2018. Most all were for employees of small credit union. Of course, this is how one moves from small groups of employees to larger groups of credit union customers. TDW tells us it expects to significantly increase the number of these deals in 2019.

We're very excited about our partnership with ForgeRock, a leading player in the identity management space, who have integrated our GoVerifyID product and our identity proofing into ForgeRock's products. Our two companies will kick-off their joint marketing and sales products to ForgeRock customers at their U.S. National Sales event in Nashville, Tennessee, on April 30.

On the Fujitsu front, we continue our work with Fujitsu and their partners on securing a large reference account for the Med-Point product, which, you will recall, is a private-label version of our pill-phone application. We're in the process of the initial deployment for the Canadian Financial Institution which we sold in last year's Q3 with Fujitsu, and we continue to support Fujitsu's efforts as they work with ServiceNow to introduce a new version of a Help Desk product which, using a biometric authentications, will make Help Desk be more efficient and more secure. This effort has been a long path to travel but we continue to see evidence of why it continues to be worth the effort, as it makes it way toward deployment.

IBM selected ImageWare to work with them to create the biometric authentication software for the next generation Canada TSA restricted access identity control product. This is a $2.8 million order. We generated our first revenues in our Q4 from that effort and we've just completed another milestone which will generate revenue in our Q1. We continue to anticipate completion of this entire project in this calendar year.

The question of our need for capital has been asked by a number of shareholders. If we decide to raise capital to help speed our growth and strengthen our balance sheet, we believe that capital is available from existing shareholders who would like to increase their ownership. We've also semi-regularly received questions about the two-plus million share short position in our stock, and about naked shorting in IWSY. I'd thought you'd like to know that one of our stockholders has recently taken action by contacting the SEC to request an inquiry into naked short-selling in our stock, asking that action be taken against the people and companies involved in these securities violations. These regulatory wheels typically grind slowly and we’ll keep you posted of any future development, but suffice it to say that we'll all be very happy to have naked-shorting stopped.

One last thing before we turn to questions, and I've said this before, but it's important to say it again: the process we take with each partner and potential customer is unique to that specific partner or customer. Each has its own set of objectives, market forces, processes that need to be navigated prior to going to market. Sometimes these processes, especially involving very large companies, move at a glacial pace, but they are, in fact, all moving forward towards a very large market as evidenced by our most two recent 8-K filings for agreements. The log jam has finally been broken and the market is exploding. Now, I'd like to turn this over for any questions you might have.

Operator:

Thank you. We will now begin the question-and-answer session. To join the question queue, you may press star, then one on your telephone keypad. You will hear a tone acknowledging your request. If you are using a speakerphone, please pick up your handset before pressing any keys. To withdraw your question, please press star, then two. We will pause for a moment as callers join the queue.

The first question comes from Paul Penney of Northland Capital Market. Please go ahead.

Paul Penney:

Thank you for taking my question. Hi, Jim and Wayne. With respect to your two- to eight-day (phon) customers, can you give us more detail on, number one, when they'll be starting to pay and show up on the income statement Secondly, when you'll be able to name them by name Three, can you give us some more detail in terms of their willingness to be reference customer for future ongoing RFP's?

Jim Miller:

Yes, thanks, Paul, for the question. Let me see if I can do it—let me do it in reverse order, if I could. As to reference, yes, emphatically yes. As you know, and I just alluded to in my remarks, that has been one major thing we believe has alluded us. Nobody likes to be first. People are much better at being third or fourth, particularly when it comes to adoption of a security product. We have that in place now and, yes, both companies are very happy to have this be referenceable for us and for them.

Both companies involved are making their way to their own public disclosure of the deals. In the healthcare space, that will come as we go to full production deployment in the initial state which is now scheduled end of April, first of May. They're finishing up their final integration of our product into theirs and doing their tests and checks and we'll be on to that and it's our understanding that they’ll announce that when it's out for deployment.

Similarly, I know that with our partner and the telecommunications company, they are actually working out the details as we speak, of what would be an announcement about this. We would expect that will be out there fairly shortly. It's a little frustrating for us too, as you can imagine, but in both these cases, we act as effectively a sub-contractor, so the rules of the road are set by our prime or by our ultimate customer and the penalties are too big to avoid compliance with that. We stay with the agreements that we've made.

In terms of onboarding, a similar thing. The healthcare should start in May and when it does and as people come onto the system, it's a software as a service model, so, it'll yield per-person-per-month revenue. We go into the billing cycle and the turnaround, so we're expecting to start generating those revenues in May on the healthcare one.

On the telecommunication one, a little bit different. There again, we're effectively a sub-contractor to the contract holder, which is our partner Contactable. They'll be starting work at the end of April of this year. We'll be coming on after them, but I think effectively what that's going to mean is more in the—after the June timeframe, because they need to set up some things and get their onboarding put into place. You can't have biometric authentication until the digital identities are created and successfully put into the database.

The good news is, as I said in my remarks, this is a mandatory program, it's not optional. All the subscribers in the system are going to be pushed onto this system. A couple of different use cases with different paths to revenue, but that's how they're looking right now for us.

Paul Penney:

Great, thanks. Can you give more detail on your progress with some of your retailers? You kind of alluded to Fujitsu and some of the others you’ve had for some time. Is there anything you're doing to maybe better engage them or motivate them to actively sell the product, and, yes, just love if you’d fill in that

Jim Miller:

Yes. I think one of the things that we're seeing happily is that we've called on quite a few companies and partners. We've had quite a few partnerships, as folks know. I think one of the things that people have been saying is, when they initially partnered up, they didn't have a complete understanding of the market, so they had to do a little learning. You know that old saying, "You don't know what you don't know," and when you know it, you are way smarter because it isn’t just a lesson someone else told you, you actually lived it and learned it yourself.

We've seen a number of these companies come back to us now. Folks, like, for example, CA, who we started with, and stopped, and now, back reengaged with sort of a new freshness into the partnership which we're excited about. Similarly with Fujitsu, our longest and oldest partner, I think has spent a fair amount of time trying to figure out how to move these products to market, where we belong in a complex ecostructure called Fujitsu Corporate. You also have to navigate around the changes in personnel which we've had a few of.

But we have gone back to each and every one of the signed partnerships and a couple of the ones where we had engaged in conversations. We're pretty gratified and excited by the reaction we're seeing. Folks who had waved it off, or folks who had even entered a partnership agreement, but just couldn't quite figure out how to get to market. I think part of that was they were in the same place we're in, we're early to market.

Now, that market is turning it around for all the reasons we know and discussed. The securities issues in the world have not abated, they're not going to abate. They're only getting worse. They are now finally demanding action. A number of these partners now are re-engaging back with us, maybe more importantly than us re-engaging with them, because that shows us they have a desire and interest in getting this thing going at last.

We've got a pretty broad array, as I said, the ones that we have reported and a whole bunch of ones that we tried to make partners in previous attempts but are now coming back, and we're in those discussions about those partners. I think there's really a fundamental change that's gone on in the market place that's driven all this interest and good news is, we will be the big beneficiaries of that.

Operator:

The next question comes from Harvey Kohn with HRK Strategic Advisory. Please go ahead.

Harvey Kohn:

Hello, Jim, hello, Wayne, how are you?

Jim Miller:

Good, how are you?

Wayne Wetherell:

How are you?

Harvey Kohn:

I appreciate and am pretty excited about the multitude of contracts that we're currently working on. My two questions were partly answered. If you think they were fully answered, you can just go on, but they involve the two large contracts that we've recently announced, the two 8-Ks, and the first one, I wonder if you could give us a little bit more clarity and color on how the healthcare product works. I mean, what does it do in terms of security, why is it needed in that healthcare area

The second question is, we talked about the telecommunications company, and depending on where we're looking and reading, we're talking about a user range or implementation of 30 million or 40 million, if I can use that number. My question would be that, assuming those hypothetical users, what period of time are we talking about? I mean, these are not—as you said, these are mandatory sign-ons. My question would be, is that 30 million in a year once they start or 30 million in a month, or five years, or what's the timeframe for that?

Jim Miller:

That's a very good question. As I said, we are not the main contract holder. We are a provider to the main contract holder. You need to get digital identities embedded and created first before biometric authentication goes to work, so there's a little fundamental foundational work, I'll call it, that goes on before we get involved. In terms of how many people we can added to the system, tens of thousands or in excess of that can be added in a single day.

To be candid, I don't think anybody's every onboarded a system of this size in the private sector in this way. It's a little bit of new territory for all of us. But, assuming that the carrier does its part to ensure that the ultimate end-users are mandatorily put on the system, let's put it that way, there's no reason why you couldn't add thousands and thousands and hundreds of thousands of people over a real short period of time. That's how it sets up. I wish I had an exact date, time and place and number for you, but the fact of the matter is we don't have a historical record in this kind of context to go off of, so I just don't have that.

In terms of the healthcare deal, it's really exciting. It's a perfect use case of biometric authentication. It's one that we have modeled internally here well before this deal came to pass. First of all, I think what folks should understand is that it's Federally mandated. That is, the notion of electronic visit verification is mandated by federal legislation called the 21st Century Cures Act which requires the states to implement an EVV program for all personal care services supplied under Medicare. That is a mandatory deadline of January 1, 2020.

The services are expanded to include all home healthcare and that mandatory deadline is in 2023 and there are penalties for non-compliance every year from now until then, so that there is a perfect storm situation, if you will, where the government is creating the mandatory piece of this puzzle. This isn't an elective. All states in the country are going to have to go on this program.

Very simply, what it does, our GoVerifyID program uses biometric authentication to authenticate the healthcare provider, it will also authenticate the patient as that's required and it will use GPS to give you a location of where the care was provided in terms of a physical address, as well as a digital date-and-time stamp. It really creates the perfect record; more importantly, it creates the record required by the Federal Law. We're pretty excited by it. Again, mandatory program is going to be used by all the states.

Our particular customer is going to roll it out in one designated state. They have a number of other states also under agreement. We're going to start at one and roll down the road with them to others. Is it replicatable? Yes, emphatically, yes. Could it be used by other providers in the space? Emphatically, yes. Again, there's a big opportunity here and we have a ready product for it, we have a customer for it, and we believe there are other customers out there as well.

Operator:

The next question comes from Eliott Knight of Knight Advisors. Please go ahead.

Eliot Knight:

Good afternoon. Jim, a year ago on the conference call, you said let's spend a minute reviewing how ImageWare generates its revenue and you went through it with numbers. Those numbers may have changed, and I wondered if you could update your statement explaining and outlining how the Company is rewarded for its software.

Jim Miller:

Sure, Elliot, thank you for the question. Yes, we have two models that we are at work with right now. One for our legacy business which is mostly government, state, local, some federal clients. That model works in traditional old school software. There's, generally speaking, some upfront license that is purchased, and then the recurring revenue is most often in the form of maintenance and support which typically run anywhere from 15% to 20% of the original total of the contract. That's one.

The second one which we have been moving toward in our private sector products with GoVerifyID, particularly, is software as a service. We will be paid an agreed on-price per person using the system every month that they use it. Again, very typical software as a service model. Transformational potential for our financials because you rid yourself from the one-time sort of peak and then you go into the valley, which is really periodic maintenance payments in favor of every month you're getting paid for supplying service.

That's what these two deals that were announced are also important to keep in mind because they are that model, software as a service, per-person-per-month. It's also possible to price things transactionally per month as well. When I say, "per-person-per-month," you should also think there's a possibility and we've got folks we're in conversation with who will want to do this per transaction.

Every time someone comes onto the system and uses biometric authentication, there is a fee paid for that service. If they come on 12 times in a month, that fee will be multiplied times 12. Again, transformational potential for the financial aspects of our Company. We're also, by the way, seeing some initial positive and really hopeful signals from government. They're changing their historical bias against software as a service, and moving, quite frankly, in step with all the industries. Most all the software that you can think of is either sold now or is headed rapidly to the software as a service model.

Again, very hopeful signs that—we’ve had some government customers reach out and ask for pricing based on a software as a service model which would be an absolutely awesome development for us to move our government customers onto that.

But that's how we do it. Those two models, that's how it's priced. Volume impacts price. The price points can be anywhere from a dollar, $20 to $40, to $50 a person a month, down to $0.50 or $0.60. Again, it's all negotiated, it's all dependent on volume. It won't shock you to know that the more people that are on the system, the better the price gets. That's how it works.

Operator:

The next question comes from Jeffrey Link of Invemed Associates. Please go ahead.

Jeffrey Link:

Yes, hi, Jim and Wayne, how are you?

Jim Miller:

Good.

Wayne Wetherell:

Hi, Jeff.

Jeffrey Link:

Question, after we had met back in December, one of the areas I was trying to focus on was the sales side, and I don't know if you're able to talk today of what you're doing in terms of adding sales personnel to make sure that you're able to meet the demand of all these RFPs and interest that you're now receiving.

Jim Miller:

Yes, good question, we actually are. We actively looking, as we speak, for additional experienced folks in software as a service area. We've added one individual, a very accomplished veteran with vast business executive sales personnel here that has joined the Company just in the last couple weeks. We’ll be adding a couple more, both for domestic and international market as well. It's an active process. We've moved some folks around since you visited with us and we added one new key sales executive on the sales staff. By that I mean active outselling, not just, not Management, but actually day-to-day selling. We'll be adding a couple more here in a very short timeframe. You identified the need. We have a lot of interest and we need to put a lot more folks on to making sure that interest gets created the deals, and therefore, revenue.

Jeffrey Link:

Good. Just a question about non-competes, when you land a deal like the Compactable landed that cellular company or the deal with the home healthcare services company. Are they asking that you don't sell to any of their competitors, or are you able to open this up to folks in that industry Are they giving you any restrictions?

Jim Miller:

No. The short answer's no. These are non-exclusive deals. I won't tell you that, from time-to-time, folks don't ask, but the answer has historically been no and for the foreseeable future will probably be the same. Part of that, Jeff, is some of our already pre-existing contracts with our partners, so to speak, that ship has kind of sailed. Exclusivity has already been put out of the possible, because we have large parts of the world under contract with partners like Fujitsu where they can already have the right to resell the product in any vertical market, so, no. Again, the short answer is no. We're big believers in non-exclusivity and the product plays well in lots of spaces with lots of different customers so we have so far been pretty successful in making sure the contracts are non-exclusive.

Operator:

The next question comes from Brad Watson with the Watson Company. Please go ahead.

Brad Watson:

Hi, Jim, how are you doing? I was wondering if ImageWare ever considered selling to another company in terms of being taken over by a larger company with more resources like maybe Microsoft or Apple or one of the bigger telecommunication companies like AT&T or Sprint that has more resources to better leverage the products that ImageWare has to offer, particularly with the mobile identification, companies like AT&T who have hundreds of millions of customers rather than just 10 million or 5 million or something like that

Jim Miller:

Yes, it's a good question, Brad, thank you for it too. Yes, we do look at that possibility. I think it would be irresponsible for, certainly a public company, to not bear that in mind. But I will say to you what I think I said before publicly and what we certainly said here internally, when 50.1% of our shareholders decide it’s time to put the Company up for sale and to actually sell it then that's what we're going to do.

Whether someone like me, or anybody else agrees or not, frankly, but we're always—look, I think, and I’ve said this before too, I think the outcome of success is eventually the possibility or the probability of what you're suggesting. As you're successful in lining up these contracts, as you're successful in introducing the new model successfully, as you move to profitability and those kinds of metrics, you will attract folks who want to own it. Again, with that, and absolutely, again, when the shareholders are ready to do that, Management's ready to do it too.

Brad Watson:

I noticed that Neal Goldman is one of the major shareholders for the Company. Is this something that you’ve discussed with him at all Is this something that the Board of Directors have had actual conversations about or is Goldman really the guy that really decides all this stuff since he is the majority shareholder? Or is this (inaudible) about the shareholders to perhaps maybe get it done

Jim Miller:

Mr. Goldman is a member of the Board, he is a large shareholder. The decision is made by the whole group of shareholders, not just any one person. Again, we have discussions at the Board level as appropriate. If there's someone who has indicated interest and of course we'll discuss it with an absolute open, mind by the way. The idea is to make these decisions in the best interest of all the shareholders not just one group or one person. We act that way as appropriately.

Operator:

The next question comes from John Gruberg with Gruberg McBain, please go ahead.

John Gruberg:

Good afternoon, congratulations on the two 8-K orders.

Jim Miller:

Thank you.

John Gruberg:

I just wondered, if things go right, what would be the revenue in the second half of '19 and in '20 The year of '20 from those two contracts

Jim Miller:

John, I'd love to answer that question for you, but I really can't. As part of our agreements with both of those companies, we've been told that we're really not at liberty to discuss the price points in that, at least now.

John Gruberg:

I didn't ask for the price points. I just asked for the revenue.

Jim Miller:

Well, they're—

John Gruberg:

Which will be reported.

Jim Miller:

Right, absolutely, and they clearly will. But we're not in a position today to put out a projection which you are asking for, for revenue on these two over those timeframes that you suggested. I just don't know. It's not that I have it sitting here written and I'm not willing to share. We just don't know it.

John Gruberg:

Okay, second question is, can you give us any sense of what, as soon as the March quarter is over, what the rough revenue was in the March quarter, given that we've been stuck in this $1.1 million or $1.2 million a quarter for a heck of a long time

Wayne Wetherell:

Yes, this is Wayne. We have not provided any forward-looking statements on our financial results and it wouldn't be appropriate for us to at this time. We will be coming out with our financials on the first quarter fairly soon.

Operator:

The next question comes from Stan Caplan, a private investor. Please go ahead.

Stan Caplan:

Hi, guys, first of all, I have a comment, and then a question. Thank you for your presentation and your recent progress. However, for several quarters, investors have been repeatedly told that cash-flow break-even was just a quarter away. These unmet projections can negatively impact the degree of confidence that shareholders have in Management. You are the stewards of our hard-earned money, the ones we entrust for a favorable return on our investments. It's time for shareholders to have the opportunity for face-to-face interaction with ImageWare's Management and Directors. This will allow shareholders to get a closer sense of who you are, enhancing the level of optimism and trust. Will you make a commitment that notice will be made within 30 days to announce a date for an annual shareholder meeting

Jim Miller:

Thanks for your question, Stan. We'll certainly make the commitment. I don't know if we can do it within 30 days, but we certainly agree with your statement that it's an appropriate thing to do, so no problem committing to doing it.

Operator:

This concludes time allocated for the question-and-answer session. I would like to turn the conference back over to Jim Miller for any closing remarks.

Jim Miller:

Thanks, Shanae. As you look around our industry and where it fits in our world, change is afoot. In life or in business, change is hardly ever immediate or swift. It's time consuming and often painful and results when the pain it seeks to alleviate has reached a boiling point and can no longer be tolerated, forcing change in habit and behavior. The mobile phone, color television, and personal computer, staples in today's everyday life, were not anywhere near immediate hits, taking many years to be adopted by the mass consumer market. So it is in the identity authentication space.

Here at ImageWare, we are seeing that change in real-time. Folks who, over the past several years, were not ready or interested in securing their identity biometrically are now realizing, finally, that the multiple levels of pain, of multi-billion dollar data breaches, can no longer be tolerated.

The market is finally catching up to us. They're also realizing that for the collective billions paid in network protection, it has not alleviated the problem. Identity is the new security and as that reality takes hold, ImageWare and its investors will reap significant benefit.

As always, we very much appreciate your continued support, as well as your taking time for today's call and we look forward to speaking with you on our next one. I wish everyone a very good afternoon or good evening.

Operator:

This concludes today's conference call. You may disconnect your line. Thank you for participating and have a pleasant day.